UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 21, 2025
Lucid Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard Newark, CA		94560
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (510) 648-3553
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 25, 2025, Lucid Group, Inc. (“Lucid” or the “Company”) announced that Peter Rawlinson, the Company’s Chief Executive Officer (“CEO”) and Chief Technology Officer, resigned from his positions and the Company’s board of directors (the “Board”) on February 21, 2025 (the “Effective Date”). On the Effective Date, Mr. Rawlinson was appointed as Strategic Technical Advisor to the Chairman of the Board and will be available in this role through February 21, 2027. Mr. Rawlinson’s departure is not related to any disagreements with the Company on any matter relating to its operations, policies, or practices (financial or otherwise), or any issues regarding financial disclosures, accounting or legal matters. Attached as Exhibit 17.1 is a copy of Mr. Rawlinson’s letter of resignation.
On the Effective Date, in connection with Mr. Rawlinson’s departure, the Board appointed Marc Winterhoff, the current Chief Operating Officer (“COO”) of the Company, as Interim CEO, effective immediately.
Additional information regarding the foregoing actions is set forth below.
Transition Agreement for Mr. Rawlinson
The Company has entered into a transition agreement with Mr. Rawlinson (the “Transition Agreement”). Subject to the terms of the Transition Agreement, Mr. Rawlinson will be entitled to receive: (i) a monthly payment of $120,000 for services rendered during the 24-month consulting term (the “Consulting Term”), (ii) a Lucid vehicle, (iii) Company-paid COBRA health insurance premiums, (iv) in each calendar year of 2025 and 2026, a payment of up to $10,000 for tax preparation services (including an additional true-up payment equal to the amount of personal income tax due in connection with such payment), and (v) a supplemental restricted stock unit grant for that number of shares having an aggregate grant date fair value of $2,000,000, which will vest in three equal installments over a 24-month period on the following dates: (A) February 21, 2026, (B) August 21, 2026, and (C) February 21, 2027.
The foregoing description of the terms of Mr. Rawlinson’s Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of his Transition Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2025.
Appointment of Interim Chief Executive Officer
Marc Winterhoff, the current COO of the Company, has been appointed as Interim CEO until the next CEO is identified. The Board will conduct a search process to identify the next CEO.
Mr. Winterhoff, age 56, has been the Company’s COO since December 2023, with responsibility for overseeing the Company’s operational efficiency, international expansion, go-to-market strategy, and manufacturing operations. Prior to joining the Company, Mr. Winterhoff was a partner at Roland Berger, the European management consultancy, where he focused on operational leadership for large automotive manufacturers, managing manufacturing and cost efficiency, introduction of sales, service, and new mobility concepts, and long-term strategies for renowned automotive brands. Mr. Winterhoff holds a M.A. in electrical and electronics engineering and management from the Technische Universität Darmstadt.
In connection with his appointment, Mr. Winterhoff’s annual base salary and annual incentive plan bonus opportunities will remain the same, and Mr. Winterhoff will receive the following additional compensation and benefits: (i) a monthly stipend of $20,000 for any month or partial month that Mr. Winterhoff serves as the Interim CEO; (ii) an award of restricted stock units with a grant value of $4,000,000 granted pursuant to the Lucid Group, Inc. Second Amended and Restated 2021 Stock Incentive Plan, which will vest quarterly over sixteen quarters on Lucid’s Company Vesting Dates (March 5, June 5, September 5, December 5), and provides for accelerated vesting protections upon a termination without cause or resignation following a constructive termination; (iii) an increase from nine months’ pay and benefits to twelve months’ pay and benefits that Mr. Winterhoff is eligible to receive under the Lucid Group, Inc. Executive Severance Plan; and (iv) elevated executive security services as needed.
There is no arrangement or understanding with any person pursuant to which Mr. Winterhoff was appointed as Interim CEO. Mr. Winterhoff does not have any family relationship with any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
The foregoing description of the terms of Mr. Winterhoff’s promotion does not purport to be complete and is qualified in its entirety by reference to the full text of his promotion letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2025.

Item 7.01 Regulation FD Disclosure.
The information contained in Item 5.02 of this Current Report on Form 8-K is incorporated by reference herein.
On February 25, 2025, the Company issued a press release (the “Press Release”) announcing the Company’s CEO transition as described herein. A copy of this Press Release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
17.1	Letter from Peter Rawlinson dated February 21, 2025
99.1	Lucid Press Release dated February 25, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2025

Lucid Group, Inc.

	By:	/s/ Gagan Dhingra
Gagan Dhingra
Interim Chief Financial Officer